Exhibit 19

ASCEND WELLNESS HOLDINGS, INC.
POLICY ON INSIDER TRADING
Adopted: May 6, 2022
Last Revised: March 28, 2024
This Insider Trading Policy (this “Policy”) describes the standards of Ascend Wellness Holdings, Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other companies while in possession of confidential information.
This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees and their respective immediate family members of the Company.
The second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) officers of the Company at the level of Vice President and above, and (iii) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information (collectively, “Covered Persons”).
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that they obtained about the Company, its customers, suppliers, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.
PART I
1.Applicability
This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.
This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors and their respective family members.
2.General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)
(b)No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(c)No director, officer or employee or any of their immediate family members may purchase or sell any security of any other company while in possession of material nonpublic information that was obtained in the course of their involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, at least one of (i) the general counsel or other such person serving as the chief legal officer of the Company from time to time (the “Chief Legal Officer”), (ii) the chief financial officer of the Company (the “Chief Financial Officer”) or (iii) any other person designated by any of the foregoing individuals to act on their behalf with respect thereto (each an “Approval Officer”).
(e)Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3.Definitions
(a)“Material.” Insider trading restrictions come into play only if the information you possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
(i)significant changes in the Company’s prospects;
(ii)significant write-downs in assets or increases in reserves;
(iii)developments regarding significant litigation or government agency investigations;
(iv)liquidity problems;
(v)changes in earnings estimates or unusual gains or losses in major operations;
(vi)major changes in the Company’s management or the board of directors;
(vii)changes in dividends;
(viii)extraordinary borrowings;
(ix)major changes in accounting methods or policies;
(x)award or loss of a significant contract;
(xi)cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)changes in debt ratings;
(xiii)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv)offerings of Company securities.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either (i) consult the Chief Legal Officer or Chief Financial Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities of the Company or such other company to which the information relates or (ii) assume that the information is material.
(b)“Nonpublic.” Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public, in each case, subject to the Blackout Periods, as applicable, outlined in Part II, Section 1 of this Policy.
Nonpublic information may include:
(i)information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (at least until the close of business on the second trading day after the information was public disclosed).
As with questions of materiality, if you are not sure whether information is considered public, you should either (i) consult with the Chief Legal Officer or Chief Financial Officer or (ii) assume that the information is nonpublic and treat it as confidential.

4.Exceptions
The trading restrictions of this Policy do not apply to the following:
(a)401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms any Company 401(k) plan, provided that such contributions and purchases are nondiscretionary. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
(b)ESPP. Purchasing Company stock through periodic, automatic payroll contributions to any Company Employee Stock Purchase Plan (“ESPP”). However, electing to enroll in an ESPP, making any changes in your elections under an ESPP and selling any Company stock acquired under an ESPP are subject to trading restrictions under this Policy.
(c)Options. Exercising stock options granted under any of the Company’s incentive compensation plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
5.Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when they have material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided (subject to annual adjustments for inflation). Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b)Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by an Approval Officer and must be provided before any activity contrary to the above requirements takes place.
6.Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Chief Legal Officer at legal@awholdings.com.
PART II
1.Blackout Periods
All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.
(a)Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the date that is two weeks prior to the earliest date that the Company’s quarterly or annual, as applicable, financial results are publicly disclosed and ending at the close of business on the second trading day following the earliest date of public disclosure of the Company’s financial results, including, but not limited to, the filing of a Form 10-Q or Form 10-K. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected. However, Covered Persons must, even if no such notification is received, pre-clear all transactions in the Company’s securities pursuant to Part II, Section 3 below.
(c)Exception. These trading restrictions do not apply to transactions under a pre- existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”) that:
(i)has been reviewed and approved by an Approval Officer at least ten business days in advance of adoption (or, if revised or amended, such revisions or amendments have been reviewed and approved by an Approval Officer at least ten business days in advance of such revisions or amendments);

(ii)provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1, and no trades occur until after that time. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 Plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 Plan was adopted, but no later than 120 days. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 Plan. This required cooling-off period will apply to the entry into a new 10b5-1 Plan and any revision or modification of a 10b5-1 Plan;
(iii)was entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person was not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 Plan must include representations by the Covered Person certifying to that effect;
(iv)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
(v)is the only outstanding 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1 and review and approval by an Approval Officer)
(an “Approved 10b5-1 Plan”).
An Approved 10b5-1 Plan may be only adopted (or, if revised or amended, such revisions or amendments may only be adopted) during a trading window under Part II, Section 2 below.
The Company is required to make certain quarterly disclosures, in accordance with Rule 10b5-1, regarding any adoption, modification or termination of a 10b5-1 Plan by a director or officer. Upon the occurrence of any adoption, modification or termination to a 10b5-1 Plan, including an Approved 10b5-1 Plan, such persons shall promptly furnish the Chief Legal Officer a description of its material terms, including the date the 10b5-1 Plan was adopted, modified or terminated; the 10b5-1 Plan’s duration; the total amount of securities to be purchased or sold under the 10b5-1 Plan; and any other information reasonably requested by the Chief Legal Officer.
2.Trading Window
Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the third trading day after the Company’s financial results are publicly disclosed and ending on the close of the market two weeks prior to the earliest date that the Company’s financial results are publicly disclosed for the next fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
3.Pre-Clearance of Securities Transactions
(a)Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre clearing all transactions in the Company’s securities.
(b)Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from an Approval Officer. These procedures also apply to transactions by such Covered Person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
(c)An Approval Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(d)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Chief Legal Officer.
4.Prohibited Transactions
(a)Covered Persons are prohibited from trading in the Company’s securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)Covered Persons, including any such person’s spouse, other persons living in such Covered Person’s household and minor children and entities over which such Covered Person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from an Approval Officer:
(i)Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)Short sales. Covered Persons may not sell the Company’s securities short;
(iii)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
5.Acknowledgment and Certification
All Covered Persons are required to sign the attached acknowledgment and certification.
PART III
1.Review of this Policy
The Company’s board of directors will review and evaluate this Policy on an annual basis to determine whether the Policy is effective in providing standards on trading, and causing the trading of, the Company’s securities or securities of certain other companies while in possession of confidential information.

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

Date:
(Please print name)